UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 6, 2005
AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8137 (Commission File Number)	59-6490478 (I.R.S. Employer Identification No.)
3770 Howard Hughes Parkway
Suite 300, Las Vegas, Nevada 89109
(Address of principal executive offices) (zip code)
(702) 735-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
     (a)      On October 6, 2005, American Pacific Corporation, a Delaware corporation (the “Company”), reached an agreement in concept with Aerojet Fine Chemicals LLC, a Delaware limited liability company (the “Seller”) and Aerojet-General Corporation, an Ohio corporation (“Aerojet”) regarding certain amendments and clarifications to be made to the previously filed Purchase Agreement, by and among the Company, Seller and Aerojet, dated July 12, 2005 (the “Purchase Agreement”), pursuant to which the Company had agreed to acquire Seller’s fine chemicals business (the “Business”).
                The Company, Seller and Aerojet have agreed to amend the Purchase Agreement to reflect a change in the sale price and payment terms of the transaction. The revised purchase price will consist of $114.0 million plus a contingent payment of up to $5.0 million and the assumption by the Company of certain liabilities. Of this purchase price, $88.5 million will be cash payable at closing, $19.0 million will be a seller note, $6.5 million will be a second seller note, both notes to be delivered at closing, and the contingent payment of up to $5.0 million that will be based on specified earning targets of the Business in the twelve month period ending September 30, 2006 (the “Contingent Payment”). The parties have also confirmed that the purchase option for the real property covered by the Ground Lease (as defined in the Purchase Agreement) may be exercised by AMPAC upon the payment in full of the two seller notes and any Contingent Payment due to the Seller under the Purchase Agreement. The Company, Seller and Aerojet have agreed to add a working capital adjustment in the Purchase Agreement based on the amount of working capital of the Business at the closing. Finally, the parties have agreed to certain other clarifying changes and additional responsibilities in the Purchase Agreement.

SIGNATURE
               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 7, 2005

AMERCIAN PACIFIC CORPORATION
By:	/s/ Seth Van Voorhees
	Name:	Seth Van Voorhees
	Title:	Vice President, Chief Financial Officer and Treasurer

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